Exhibit 99.4

Dollar General Promotes John Garratt to President and Chief Financial Officer

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 25, 2022--Dollar General Corporation (NYSE: DG) announced the promotion of John Garratt to President and Chief Financial Officer effective September 1, 2022.

Garratt, 53, will retain his role as Chief Financial Officer, which includes oversight of the Company’s finance, accounting, strategy and procurement functions. As President, Garratt will add responsibilities for the Company’s strategic initiative relating to healthcare and its international expansion to Mexico. Garratt joined Dollar General in 2014 as senior vice president of finance and strategy and has served as executive vice president and CFO since December 2015.

“John is an accomplished leader with exceptional business and financial acumen, as well as the strategic vision to support Dollar General’s long-term growth opportunities, and his appointment to President enhances our management structure as we continue to differentiate and distance Dollar General from the rest of the discount retail landscape,” said Jeff Owen, Dollar General’s chief operating officer. “John is a trusted leader who embodies our mission of Serving Others, and I am confident his future contributions will further support our customers and communities, as well as the underlying strength of Dollar General’s business.”

Prior to joining Dollar General, Garratt held various positions of increasing responsibility at Yum! Brands from 2004 through 2014, serving as vice president, finance and division controller for KFC and holding leadership positions in corporate strategy and financial planning. Prior to Yum! Brands, Garratt served as Plant Controller for Alcoa and he also spent three years with General Electric in various financial management roles. Garratt holds a bachelor’s degree in finance from Indiana University and an MBA in finance and strategy from Carnegie Mellon University.

Garratt currently serves on the Board of Directors for Louisville-based Humana. He also serves on the Board of Directors for the Federal Reserve Bank of Atlanta and the American Red Cross Tennessee Region Board of Directors.

Additional information regarding Garratt, including his corporate biography and headshot, may be obtained by visiting the DG Newsroom.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,566 stores in 47 states as of July 29, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Dollar General Media Relations
1-877-944-DGPR (3477) | dgpr@dg.com

Source: Dollar General Corporation